As filed with the Securities and Exchange Commission on May 5, 2005

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AKZO NOBEL N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	None
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

76 Velperweg, 6824 BM ARNHEM

(Address of principal executive offices)

Akzo Nobel Performance Stock Option Plan

(Full title of plan)

M. Kennith Frank, III	With a copy to:
Senior Vice President and General Counsel	Richard C. Morrisey
Akzo Nobel Inc.	Sullivan & Cromwell LLP
7 Livingston Avenue	1 New Fetter Lane
Dobbs Ferry, NY 10522-3408	London EC4A 1AN, England
(914) 674-5000	44 (0) 207 959 8900
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount of Shares	Maximum	Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate	Registration
To be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Fee (2)

Ordinary Shares to be issued under the Akzo Nobel Performance Stock Option Plan	260,000	$ 41.52	$ 10,795,200	$ 1,270.60

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also registers such indeterminate number of additional shares as may be issuable under the plan in connection with variations in share capital, demergers, special dividends or similar transactions.

(2)	Estimated solely for the purposes of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) based on the exercise price for the options which is the opening price of the Ordinary Shares of Akzo Nobel N.V. as reported on Euronext Amsterdam on April 25, 2005 and the buying rate for euro of €1.00 = $1.2984, as announced by the Federal Reserve on that date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents By Reference.

      The reports listed below have been filed with or furnished to the Securities and Exchange Commission (“Commission”) by Akzo Nobel N.V. (“Akzo Nobel”or the “Company”) and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

•	Akzo Nobel's Annual Report on Form 20-F (SEC file number 001-17444) for the year ended December 31, 2003, which contains a description of the ordinary shares of Akzo Nobel.

In addition, all Forms 20-F filed by Akzo Nobel pursuant to the Securities Exchange Act of 1934, as amended, and certain Reports on Form 6-K furnished by Akzo Nobel (which indicate on their cover pages that they are incorporated herein by reference), in each case, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents or reports, to the extent not superseded by documents or reports subsequently filed or made.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.
As of July 1, 2005, the Company’s Articles of Association shall provide for the following:
“INDEMNIFICATION OF MEMBERS OF THE BOARD OF MANAGEMENT AND THE SUPERVISORY BOARD
Article 38
Unless Dutch law provides otherwise, the following shall be reimbursed to current and former members of the Board of Management and Supervisory Board:
(i)	the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request;

(ii) any damages or fines payable by them as a result of an act or failure to act as referred to under (i);
(iii)	the reasonable costs of appearing in other legal proceedings in which they are involved as current or former members of the Board of Management or Supervisory Board, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful (“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to the standards of reasonableness and fairness, or (ii) the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss. The company may take out liability insurance for the benefit of the persons concerned. The Supervisory Board may give further implementation to the above with respect to members of the Board of Management. The Board of Management may give further implementation to the above with respect to members of the Supervisory Board.”

Item 8.    Exhibits.

The following Exhibits are filed herewith unless otherwise indicated:

Exhibit No.	Description
4.1	Akzo Nobel Performance Stock Option Plan

5.1	Opinion of Ben Schoordijk, Senior Corporate Counsel of the Company regarding the validity of the securities being registered

23.1	Consent of KPMG Accountants N.V. independent registered public accounting firm, Arnhem, The Netherlands

23.2	Consent of Ben Schoordijk (included in exhibit 5.1)

24.1	Powers of Attorney (included in the signature page of this Registration Statement)

Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Netherlands, on May 5, 2005.

Akzo Nobel N.V.
(Registrant)

By:	/s/

(Name)	G.J. Wijers
(Title)	Chairman of the Board of
Management /CEO

POWER OF ATTORNEY

     Each director and officer of the Registrant whose signature appears below hereby constitutes and appoints M. Kennith Frank, III, the agent for service named in the registration statement, and appoints each of Charles Scudder, M. Kennith Frank, III, A. Jan A.J. Eijsbouts, Steven J. Miller and Ben J. Schoordijk, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any amendments to this registration statement on Form S-8 necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this registration statement as such attorney-in-fact deems appropriate, and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Supervisory Board

Signature	Titles

/s/	Chairman

Aarnout A. Loudon

/s/	Member

Virgina Bottomley

/s/	Member

Dolf van den Brink

/s/	Member

Uwe-Ernst Bufe

/s/	Member

Abraham E. Cohen

/s/	Member

Cees Van Lede

/s/	Member

Alain Mérieux

/s/	Member

Lars H. Thunnel

/s/	Member

Karel Vuursteen

Board of Management

Signature	Titles

/s/	Chief Executive Officer
(Chairman)
G.J. Wijers

/s/	Chief Financial Officer

R. Frohn

/s/	Member

A.T.M. Wilderbeek

/s/	Member

L. Darner

EXHIBIT INDEX

Exhibit No.	Description	Page

4.1	Akzo Nobel Performance Stock Option Plan

5.1	Opinion of Ben Schoordijk, Senior Corporate Counsel of the Company regarding the validity of the securities being registered

23.1	Consent of KPMG Accountants N.V. independent registered public accounting firm, Arnhem, The Netherlands

23.2	Consent of Ben Schoordijk (included in exhibit 5.1)

24.1	Powers of Attorney (included in the signatures page of this Registration Statement)